Exhibit 3.1

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AEROFLEX HOLDING CORP.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

The undersigned, Aeroflex Holding Corp. (the “Corporation”), a corporation existing under the laws of the State of Delaware, hereby certifies as follows:

1.             The name of the Corporation is AEROFLEX HOLDING CORP.  The name under which the Corporation was originally incorporated was AX Holding Corp.

2.             The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 9, 2007.

3.             The Amended and Restated Certificate of Incorporation as hereinafter set forth has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.             The text of the Certificate of Incorporation is amended and restated in full to read as follows:

FIRST:                   NAME.  The name of the corporation (the “Corporation”) is “Aeroflex Holding Corp.”

SECOND:             REGISTERED OFFICE AND REGISTERED AGENT.  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD:                 PURPOSE.  The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:             CAPITALIZATION.  The total number of shares of capital stock which the Corporation shall have authority to issue is 350,000,000 shares, comprised of:  (i) 50,000,000 shares of preferred stock, par value of $0.01 per share (“Preferred Stock”); and (ii) 300,000,000 shares of common stock, par value of $0.01 per share (“Common Stock”).

The following is a description of each of such classes of stock, and a statement of the powers, preferences and rights, and the qualifications, limitations and restrictions in respect of the shares of each such class:

A.            Preferred Stock.

1.             Authority to Fix Rights of Preferred Stock.  The board of directors of the Corporation (the “Board of Directors”) shall have authority, by resolution or resolutions, at any time and from time to time to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series, and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares that shall constitute such series and the powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)           the annual or other periodic dividend, if any, payable on shares of such series, the time of payment thereof, whether any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payment of dividends on the shares of that series and the date or dates from which any cumulative dividends shall commence to accrue;

(b)           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(c)           whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption prices;

(d)           whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the amount of such sinking fund;

(e)           whether that series shall have voting rights (including multiple or fractional votes per share) and, if so, the terms of such voting rights;

(f)            the terms and conditions, if any, on which shares of such series may be converted into, or exchanged for, shares of stock of the Corporation of any other class or classes or into shares of any other series of the same or any other class or classes, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(g)           whether, and if so the extent to which, shares of such series may participate with the Common Stock in any dividends in excess of the preferential dividend fixed for shares of such series or in any distribution of the assets of the Corporation, upon a liquidation, dissolution or winding-up thereof, in excess of the preferential amount fixed for shares of such series;

(h)           any other preferences and relative, optional or other special rights; and

(i)            the qualifications, limitations or restrictions of such preferences or rights of shares of such series not fixed and determined by law or in this Article FOURTH.

2.             Distinctive Designations of Series.  Each series of Preferred Stock shall be so designated as to distinguish the shares thereof from the shares of all other series.  Different series of Preferred Stock shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the DGCL or as otherwise specified by the Board of Directors, as reflected in a certificate of designation with respect to any series of Preferred Stock (a “Preferred Stock Designation”).

B.            Common Stock.

1.             Voting Rights.  Except as otherwise provided by the DGCL or in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), each holder of record of shares of Common Stock shall have one vote for each share of Common Stock that is outstanding in his, her or its name on the books of the Corporation on all matters on which such share is entitled to vote.

2.             Dividends.  Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of the Corporation or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

3.             Rights upon Dissolution.  Except as required by the DGCL or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) with respect to any rights upon dissolution of the Preferred Stock or any one or more series thereof and subject to any prior or superior right of the holders of any shares of one or more class or series of stock of the Corporation then outstanding, the holders of the Common Stock shall have the exclusive right to receive, pro rata according to the number of shares of Common Stock owned of record by each of them, the net assets of the Corporation available for distribution to stockholders upon dissolution.

FIFTH:                  DIRECTORS.

1.             Number and Term.  Subject to paragraph 4 of this Article FIFTH, (i) at any time that VGG Holding LLC, a Delaware limited liability company (“VGG”), owns at least a majority of the then outstanding shares of the capital stock of the Corporation that are entitled to vote generally in the election of directors (“Voting Shares”), the exact number of directors shall be determined by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, and (ii) at any time that VGG does not own at least a majority of the then outstanding Voting Shares, the exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of the Board of Directors.  At each annual meeting of the stockholders, successors to each director shall be elected for a term expiring at the successive annual meeting.

2.             Director Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, at any time that VGG owns at least a majority of the then outstanding Voting Shares, directors may be removed, with or without cause, by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, at any time VGG does not own at least a majority of the then outstanding Voting Shares, directors may be removed, with or without cause, by the affirmative vote of at least 80 percent of the votes entitled to be cast by then outstanding Voting Shares, voting together as a single class.

3.             Vacancies.  Subject to the rights of the holders of any Preferred Stock then outstanding and to any limitations set forth in the DGCL, (i) at any time that VGG owns at least a majority of the then outstanding Voting Shares, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall only be filled by the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class and (ii) at any time that VGG does not own at least a majority of the then outstanding Voting Shares, newly-created directorships resulting from any increase in the number of directors and any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall only be filled by the Board of Directors.  At any time that VGG does not own at least a majority of the then outstanding Voting Shares, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.  Any director elected to fill any vacancy shall have the same remaining term as that of his or her predecessor.

4.             Additional Directors.  During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article FOURTH hereof, then upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

5.             Election of Directors.  Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH:                  VOTING; AMENDMENTS; ADVANCE NOTICE BYLAWS.

1.             At any time that VGG owns at least a majority of the then outstanding Voting Shares, in addition to any other vote of stockholders required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, shall be required to amend, alter, change or repeal (by merger, consolidation or otherwise) any provision of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).  At all other times, in addition to any other vote of stockholders required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), (i) subject to clause (ii) of this Article SIXTH, Section 1, the affirmative vote of at least 66-2/3 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, shall be required to amend, alter, change or repeal (by merger, consolidation or otherwise) any provision of Article FIFTH, SIXTH, SEVENTH or EIGHTH or this clause (i) of this Article SIXTH, Section 1, (ii) the affirmative vote of at least 80 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, shall be required to amend, alter, change or repeal (by merger, consolidation or otherwise) any provision of Article TENTH or ELEVENTH or any provision of this Amended and Restated Certificate of Incorporation that requires the vote of at least 80% of the votes entitled to be cast by the then outstanding Voting Shares to take a specified action (including this clause (ii) of this Article SIXTH, Section 1) and (iii) the affirmative vote of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, shall be required to amend, alter, change or repeal (by merger, consolidation or otherwise) any provision of this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) not referred to in the foregoing clauses (i) or (ii).

2.             In furtherance of, and not in limitation of, the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the Bylaws; provided that at any time that VGG owns at least a majority of the then outstanding Voting Shares, any adoption, amendment or repeal of any of the Bylaws by the Board of Directors shall require the consent of a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class.  The Bylaws may also be altered, amended or repealed by the stockholders, provided that, in the case of any such action by stockholders, the affirmative vote of at least a majority of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, at any time that VGG owns at least a majority of the then outstanding Voting Shares, and at any time that VGG does not own at least a majority of the then outstanding Voting Shares, at least 80 percent of the votes entitled to be cast by the then outstanding Voting Shares, voting together as a single class, shall be required in order for the stockholders to amend, alter, change or repeal any provision of the Bylaws or to adopt any additional Bylaw.

3.             VGG shall not be subject to any advance notice or similar procedures that may be set forth from time to time in the Bylaws, including without limitation the provisions of Section 1.9 of the Bylaws, at any time that VGG owns at least a majority of the then outstanding Voting Shares.

SEVENTH:          LIABILITY AND INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1.             Liability.  A director of the Corporation shall not be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.  If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.  Any repeal, modification or amendment of paragraph 1 of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification or amendment with respect to acts of omissions occurring prior to such repeal, modification or amendment.

2.             Indemnification.

(a)           Each person (a “Covered Person”) who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) (including an action by or in the right of the Corporation), by reason of the fact that he or she is or was serving as a director, observer or officer of the Corporation (or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity, including employees benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL.  To the fullest extent authorized by the DGCL, this indemnification will cover all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director, observer or officer in connection with a proceeding.  Notwithstanding the foregoing and except as provided in paragraph (2)(b) of this Article SEVENTH with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify any such director, observer or officer who initiates a proceeding (or part thereof) only if such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification and advancement of expenses conferred by this Article SEVENTH shall be a contract right.  All such indemnification and advancement of expenses shall continue as to a director, observer or officer who has ceased to be a director, observer or officer and shall continue to the benefit of such director’s, observer’s or officer’s heirs, executors and administrators. The Corporation shall pay the expenses incurred by a Covered Person in defending any such proceeding in advance of its final disposition (“advancement of expenses”).  If the DGCL requires, an advancement of expenses incurred by a director, observer or officer in his or her capacity as a director, observer or officer shall be made only upon delivery to the Corporation of an undertaking by such director, observer or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director, observer or officer is not entitled to be indemnified for such expenses under this Article SEVENTH or otherwise (hereinafter an “undertaking”).

(b)           If a claim under paragraph (2)(a) of this Article SEVENTH is not paid in full by the Corporation within ninety days after receipt of a written claim, the director, observer or officer may bring suit against the Corporation to recover the unpaid amount provided, that, in the case of a claim for advancement of expenses, the applicable period will be twenty days.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the director, observer or officer will also be entitled to be paid the expense of prosecuting or defending such suit to the fullest extent permitted by law.  In any suit brought by the director, observer or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director, observer or officer to enforce a right to an advancement of expenses), it shall be a defense that the director, observer or officer has not met the applicable standard of conduct under the DGCL.  In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director, observer or officer has not met the applicable standard of conduct set forth in the DGCL.  Neither the failure of the Board of Directors to determine prior to the commencement of such suit that the director, observer or officer has met the applicable standard of conduct for indemnification set forth in the DGCL, nor an actual determination by the Board of Directors that the director, observer or officer has not met such applicable standard of conduct, shall create a presumption that the director, observer or officer has not met the applicable standard of conduct, and, in the case of such a suit brought by the director, observer or officer to enforce a right hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director, observer or officer is not entitled to be indemnified or to such advancement of expenses under this Article SEVENTH or otherwise shall be on the Corporation.

(c)           The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH are not exclusive of any other right which any person may have or hereafter acquire under any statue, this Amended and Restated Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

(d)           The Corporation may maintain insurance, at its expense, to protect itself and any director, observer, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the DGCL.

(e)           The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors of the Corporation.

(f)            Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of paragraph 2 of this Article SEVENTH after the occurrence or alleged occurrence of the act or omission that is the subject of any proceeding for which indemnification or advancement of expenses is sought.

EIGHTH:             STOCKHOLDER MEETINGS

1.             Calling a Special Meeting.  Unless otherwise required by applicable law, subject to the rights of the holders of any Preferred Stock then outstanding, special meetings of stockholders, for any purpose or purposes, may be called only by order of the Chairman of the Board, if any, the Chief Executive Officer, the President or the Board of Directors and, at any time that VGG owns at least a majority of the then outstanding Voting Shares, by VGG.

2.             Action by Written Consent.  At any time that VGG owns at least a majority of the then outstanding Voting Shares, any action required or permitted by the DGCL to be taken at a stockholders’ meeting may be taken without a meeting and without prior notice if the action is taken by the written consent of stockholders who would be entitled to vote at a meeting of holders of outstanding shares and who have voting power to cast not less than the minimum number (or the applicable minimum numbers, in the case of voting by classes) of votes that would be necessary to authorize or take the action at a meeting at which all stockholders entitled to vote thereon were present and voted.  At any time that VGG does not own at least a majority of the then outstanding Voting Shares, no action required or permitted by the DGCL to be taken at a stockholders’ meeting may be taken by the written consent of stockholders in lieu of a meeting.

3.             Definition of “Own.”  As used in the Amended and Restated Certificate of Incorporation (other than Article ELEVENTH), the word “own” shall mean “beneficially own” as determined pursuant to Rule 13d-3 (or any successor provision thereto) under the Securities Exchange Act of 1934, as amended.

NINTH:                OTHER CORPORATE MATTERS.  In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

1.             Corporate Books.  Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the Board of Directors or in the Bylaws of the Corporation.

2.             Number of Authorized Shares.  Subject to the rights of any series of Preferred Stock, the number of authorized shares of either of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

TENTH:                COMPETITION AND CORPORATE OPPORTUNITIES.

1.             Competition and Corporate Opportunities.  To the fullest extent permitted by applicable law (including, without limitation, Section 122(17) of the DGCL), the

Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to VGG or any of its members or any of their respective officers, directors, agents, employees, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries) or any member of the Board of Directors who is not an employee of the Corporation, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and, except as set forth in paragraph 2 of this Article TENTH, and to the fullest extent permitted by law, none of the foregoing persons shall have any duty to (i) disclose to the Corporation or any of its subsidiaries any information related to its business or opportunities, including acquisition opportunities, (ii) disclose to the Corporation or the Board of Directors confidential information regarding any corporate opportunity or other potential investment in such person or entity’s possession even if it is material and relevant to the Corporation and/or the Board of Directors, (iii) communicate or offer any such business opportunity to the Corporation or (iv) refrain from or in any respect be restricted in competing against the Corporation or any of its subsidiaries in any business or as to any corporate opportunity or other potential investment, and to the fullest extent permitted by law, no such person or entity shall be liable to the Corporation or any of its stockholders for breach of any duty (including the duty of loyalty and any other fiduciary duties) by reason of (i) any such lack of disclosure or (ii) the fact that such Person directs any such opportunity to itself or another person or entity or does not communicate information regarding such opportunity to the Corporation or its subsidiaries.

2.             Interest of the Corporation.  The Corporation does not renounce its interest in any corporate opportunity offered to any officer or director of the Corporation if such opportunity is expressly offered to such person in writing solely in his or her capacity as an officer or director of the Corporation and the provisions of paragraph 1 of this Article TENTH shall not apply to any such corporate opportunity.

3.             Notice and Consent; Limited Liability Company Agreement of VGG.  To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TENTH.  Nothing in this Article TENTH shall in any way alter, modify or otherwise amend any of the provisions of the Limited Liability Company Agreement of VGG.

ELEVENTH:        BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.  The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation, until the first such time, if ever, as both of the following conditions exist:  (a) Section 203 by its terms would, but for the provisions of this Article ELEVENTH, apply to the Corporation and (b) VGG ceases to own 20% or more of the then outstanding Voting Shares.  Once the Corporation shall become governed by Section 203 pursuant to the preceding sentence, the Corporation shall be governed by Section 203 for so long as Section 203 by its terms shall apply to the Corporation.  For purposes of this Article ELEVENTH, the terms “person”, “owner” and “own” shall have the meanings ascribed to them in Section 203, as Section 203 may be amended from time to time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Aeroflex Holding Corp. has caused this Amended and Restated Certificate of Incorporation to be signed by [                          ], its [                         ], this [    ] day of [          ], 2010.

AEROFLEX HOLDING CORP.

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